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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                           Commission File No. 1-12736

                               SAVIA, S.A. DE C.V.
             (Exact name of registrant as specified in its charter)


                        Av. Gomez Morin 350 Sur Piso 3.
                          Colonia Valle del Campestre
                          San Pedro Garzia Garcia, N.L.
                                 CP 66220 Mexico
                               (52-81) 8399-5612
                   (Address, including zip code and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)


                CLASS I Series A Common Stock, without par value
                       Ordinary Participation Certificates
 American Depositary Shares (as evidenced by American Depositary Receipts), each representing four Ordinary Participation Certificates (Title of each class of securities covered by this Form)


                                       N/A

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)




                  Please place an X in the box(es) to designate
                the appropriate rule provision(s) relied upon to
                 terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   / /              Rule 12h-3(b)(1)(i)   / /
         Rule 12g-4(a)(1)(ii)  / /              Rule 12h-3(b)(1)(ii)  / /
         Rule 12g-4(a)(2)(i)   /X/              Rule 12h-3(b)(2)(i)   / /
         Rule 12g-4(a)(2)(ii)  / /              Rule 12h-3(b)(2)(ii)  / /
                                                Rule 15d-6            / /


     Approximate number of holders of record as of the certification or notice date: not more than 297


     Pursuant to the requirements of the Securities Exchange Act of 1934, Savia S.A. de C.V. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: June 10, 2005                        By: /s/ Bernardo Jiminez B
                                            -----------------------------
                                            Name:  Bernardo Jiminez B
                                            Title: Attorney in Fact